NATIONAL LAMPOON ANNOUNCES CHANGES IN MANAGEMENT RANKS

LOS ANGELES, CA -- July 5, 2006 -- National Lampoon, Inc. (AMEX: NLN) announced today that Douglas S. Bennett, the company’s President and CFO, is resigning his post effective July 31, 2006.

Mr. Bennett, who has been a key architect of the company’s dramatic reorganization since joining in 2002, remains affiliated with National Lampoon, advising the newly-launched National Lampoon Press, the company’s book publishing division, and as a business development consultant. Additionally, he will join the Board of Directors.

“Doug has been instrumental in National Lampoon’s resurgence as a brand and as a media and entertainment company,” said Daniel Laikin, National Lampoon CEO. “We are delighted that he has agreed to remain involved in the company and to join our board,” Laikin said.

“In the four years that I have been with National Lampoon, we have focused on bridging strategic growth and discipline and it is gratifying that the course that we have set upon has begun proving itself,” Bennett said. “Working with Dan Laikin and the rest of the management team and Board of Directors has been an incredible opportunity, and I am delighted to remain affiliated with the company as both a member of the board and as a contributor, with National Lampoon Press and other business and corporate development programs.”

Previously, the company announced the hiring of Jeff Gonzalez as principal accounting officer, who will serve as interim CFO.

About National Lampoon

National Lampoon, Inc. is active in a broad array of entertainment segments, including feature films, television programming, interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's van Wilder. The National Lampoon Network serves over 600 colleges and universities throughout the United States. The network reaches as many as 4.8 million students, or nearly one in four of all 18-to-24-year-old college students. In addition, the Company operates a humor website, www.nationallampoon.com, on the Internet. The Company has four operating divisions: National Lampoon Network, Entertainment Division, Publishing Division and Licensing Division.

Forward-Looking Statements

This press release contains forward-looking statements, which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, whose filings are available on the SEC's website at Sec.com. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.